INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 18th day of December, 2020 by and between Uncommon Investment Advisors LLC (“Advisor”), and Portfolio Design Advisors, Inc. (“Sub-Advisor”) (each, a “Party,” and together, the “Parties”);

WHEREAS, the Uncommon Investment Funds Trust (the “Trust”), a Delaware statutory trust, is an open-end, management investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), consisting of several series of shares, each having its own investment objective, policies and restrictions; and

WHEREAS, the Trust has entered into an Investment Advisory Agreement with the Advisor to provide the Trust with business and asset management services, subject to the supervision and control of the Trust’s Board of Trustees (“Advisory Agreement”); and

WHEREAS, the Advisory Agreement contemplates that the Advisor may appoint one or more sub-advisers to perform some or all of its asset management responsibilities;

WHEREAS, the Sub-Advisor is principally engaged in the business of rendering investment management services and is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Advisor desires to retain the Sub-Advisor to render investment management services to the series listed on Schedule A to this Agreement, as it may be amended from time to time by mutual agreement of the parties, to include additional series (each such series, a “Fund”) and the Sub-Advisor is willing to render such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of mutual covenants and benefits herein contained, the Parties hereto agree as follows:

1.                   APPOINTMENT OF ADVISOR AND DELIVERY OF DOCUMENTS.

a.                   With respect to each Fund listed on Schedule A to this Agreement, the Advisor hereby appoints the Sub-Advisor to act as the investment sub-advisor of the Fund for the period and on the terms set forth herein. The Sub-Advisor accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein, subject to the supervision of the Trust’s Board of Trustees (the “Board” or “Trustees”).

b.                   The Sub-Advisor will deliver to the Advisor and the Trust a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”). The Sub-Advisor shall promptly furnish the Advisor and the Trust with all material amendments of or supplements to the Code and shall furnish the Advisor and the Trust with all updated versions of the Code at least annually.

c.                   In all matters relating to the performance of this Agreement, the Advisor will act in conformity with the Trust’s Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Governing Documents”) and the Trust’s then-current registration statement on Form N-1A with respect to a Fund, and any amendments or supplements thereto (the “Registration Statement”)

and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations applicable to the Trust and the Funds.

2.                   SERVICES AS SUB-ADVISOR.

Subject to the general oversight and supervision of the Advisor and the Board, the Advisor employs the Sub-Advisor to manage the investment and reinvestment of the Fund’s assets (“Fund Assets”), and, with respect to Fund Assets, to (a) continuously review, supervise, and administer the investment program of the Fund in conformity with the objectives, policies, strategies, and limitations for the Fund as set forth in the Registration Statement, written instructions and directions of the Advisor and of the Board, the terms and conditions of exemptive and no-action relief granted to the Trust (as amended from time to time and provided to the Sub-Advisor) and the Trust’s policies and procedures provided to the Sub-Advisor; (b) furnish the Advisor and the Board with such information and reports as the Advisor and the Board may reasonably request; (c) determine, in the Sub-Advisor’s discretion, the securities, instruments, agreements, and contracts to be purchased, sold or held by the Fund; (d) place Fund transactions as set forth in Section 3 of this Agreement, (e) instruct the Trust’s custodian(s) to hold and/or transfer the Fund’s assets in accordance with Proper Instructions received from the Sub-Advisor (for this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), (f) provide the Advisor and the Trust with records concerning the Sub-Advisor’s activities which the Trust is required to maintain under the 1940 Act and other federal securities laws, and (g) provide regular and special reports to the Advisor and to the Trust’s officers and Trustees concerning the Sub-Advisor’s discharge of the foregoing responsibilities.

The Sub-Advisor will provide, at its own expense, the office space, data services, furnishings and equipment and the personnel required by it to perform the services hereunder. Except as expressly stated in this Agreement, all other expenses shall be borne the Advisor, Fund or Trust as appropriate.

3.                   PORTFOLIO TRANSACTIONS.

The Sub-Advisor is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Sub-Advisor or any of its affiliates), electronic or other trading systems and to place orders directly with issuers of securities. The Sub-Advisor may open and maintain brokerage accounts of all types on behalf of and in the name of each Fund. The Sub-Advisor may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Advisor deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Advisor is directed to use its best efforts to seek to obtain the best overall terms available, as described in the Registration Statement. In assessing the best overall terms available for any Fund transaction, the Sub-Advisor will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Advisor is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to the Fund and/or other funds and accounts over which the Sub-Advisor or its affiliates exercise investment discretion. Consistent with any guidelines established by the Board and Section 28(e) of the 1934 Act, the Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to its discretionary clients, including that Fund. In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Sub-Advisor or the Trust’s principal underwriter) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. Upon effectiveness of this Agreement, the Trust hereby authorizes any person directly or indirectly controlling, controlled by or under common control with Sub-Advisor which is a member of a national securities exchange (“Affiliated Member”) to effect any transaction on such exchange for the account of any Fund, which transaction is permitted by Section 11(a) of the 1934 Act and the rules thereunder, and the Trust hereby consents to the retention of compensation by such Affiliated Member in connection with such transaction.

The Sub-Advisor may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for a Fund with orders for its other clients and accounts where: (a) such aggregation or bunching of order is not inconsistent with the Fund’s investment objectives, policies and procedures, (b) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Sub-Advisor in a manner that is fair and equitable in the judgment of the Sub-Advisor, and (c) the Sub-Advisor shall be cognizant of its fiduciary obligations to the Fund and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected. The Sub-Advisor will promptly communicate to the Advisor and to the officers and the Trustees such information relating to Fund’s transactions as they may reasonably request.

4.                   COMPENSATION OF SUB-ADVISOR.

For the services to be rendered by the Sub-Advisor, as provided in Sections 2 and 3 of this Agreement, the Advisor shall pay the Sub-Advisor the compensation set forth in Schedule B attached hereto and made a part of this Agreement.

In the event of termination of this Agreement, the fee shall be computed from the beginning of the computation period (i.e., beginning of the month) and ending on the last business day on which this Agreement is in effect

5.                   OTHER SERVICES TO THE ADVISOR OR THE TRUST.

At the request of the Trust or the Advisor, the Sub-Advisor, in its sole discretion, may make available to the Trust or the Advisor office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Sub-Advisor and billed to the Trust or the Advisor at a price to be agreed upon by the Sub-Advisor and the Trust or the Advisor.

6.                   REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

a.	Each Party represents and warrants to the other Party that:

(i)                 The Party is registered with the SEC as an investment adviser under the Advisers Act of 1940, as amended and will continue to be so registered so long as this Agreement remains in effect;

(ii)               The Party is fully authorized under all applicable laws and regulations to enter into this Agreement and serve as an investment adviser to the Fund(s) and to perform the services described under this Agreement; and

(iii)            The execution, delivery and performance by the Party of this Agreement are within the Party’s powers and have been duly authorized by all necessary action and this Agreement is a valid and binding agreement of the Party;

b.                   The Sub-Advisor represents and warrants to the Advisor and the Trust that:

(i)                 The Sub-Advisor is fully authorized under all applicable law and regulation to serve as Sub-Advisor and perform the services described under this Agreement;

(ii)               The Sub-Advisor will immediately notify the Advisor of the occurrence of any event that would substantially impair the Sub-Advisor’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Advisor will also promptly notify the Trust and the Advisor if it, a member of its executive management or portfolio manager for the Fund Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund or relating to the investment advisory services of the Sub-Advisor (other than any routine regulatory examinations); and

(iii)            The Sub-Advisor will notify the Advisor immediately upon detection of (A) any material failure to manage the Fund in accordance with the Fund’s stated investment objectives, guidelines and policies or any applicable law or regulation; or (B) any material breach of any of the Fund’s or the Sub-Advisor’s policies, guidelines or procedures relating to the Fund.

7.                   EXCLUSIVITY.

Sub-Advisor agrees that it will not serve as investment advisor, sub-investment adviser or similar capacity to an investment company registered under the 1940 Act for a period of two years from the effective date of this Agreement with respect to a Fund; otherwise, the services of the Sub-Advisor to the Advisor are not to be deemed exclusive, and the Sub-Advisor, or any affiliate thereof, shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent to the Advisor or the Fund. If the Sub-Advisor provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Advisor shall act solely for such clients in that regard and not in any way on behalf of the Advisor or the Fund.

8.                   CERTAIN RECORDS, REPORTS AND REQUIRED FILINGS.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act, which are prepared or maintained by the Sub-Advisor on behalf of the Advisor, are the property of the Advisor or the Trust and will be surrendered promptly to the Advisor or Trust on request.

The Advisor (on behalf of the Trust) and the Sub-Advisor agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

The Sub-Advisor shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Advisor also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Fund due to the activities of the Sub-Advisor, the Sub-Advisor shall coordinate with the Advisor as appropriate with respect to the making of such filings.

9.                   STANDARD OF CARE, LIABILITY AND INDEMNIFICATION.

a.                   The Sub-Advisor shall exercise its best judgment in rendering the services under this Agreement. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor, Trust or the Fund or its shareholders in connection with the matters to which this Agreement relates, provided however that no provision of this Agreement shall be deemed to protect the Sub-Advisor against any liability to the Advisor to which it might otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

b.                   The Sub-Advisor shall indemnify and hold harmless the Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Sub-Advisor’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-Advisor’s obligations under this Agreement, or from the Sub-Advisor’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Sub-Advisor’s obligation under this Section 9 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Advisor, is caused by or is otherwise directly related to the Advisor’s willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

c.                   The Advisor shall indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Advisor’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Advisor’s obligations under this Agreement, or from the Advisor’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Advisor’s obligation under this Section 9 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Advisor, is caused by or is otherwise directly related to the Sub-Advisor’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

d.                   Notwithstanding any other provision of this Agreement, the Sub-Advisor shall not be liable for any loss suffered by the Advisor, the Trust or its shareholders caused directly or indirectly by circumstances beyond the Sub-Advisor’s reasonable control including, without limitation, government actions or restrictions, pandemics or epidemics, state of emergency, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication.

e.                   Neither the Sub-Advisor nor the Advisor shall be liable for special, consequential or incidental damages.

10.               CONFIDENTIAL INFORMATION.

a.                   The Parties understand that proprietary and confidential information may, from time to time, be exchanged. Proprietary and confidential information may include, but is not limited to, client lists, business and investment strategies, data compilations, financial statements and other information about the Party (except that the Advisor and Fund may use such information for the purposes set forth in this Agreement); this information shall be deemed proprietary and confidential if it is clearly designated in writing as such at the time it is exchanged or designated at a later time (“Confidential Information”), provided that disclosure of Confidential Information prior to the designation shall not constitute a breach of this provision. Each Party agrees not to disclose or disseminate Confidential Information without the written approval of the other Party. Further, the Parties acknowledge that Confidential Information acquired during the term of this Agreement shall be kept secret and confidential for a period of one (1) year from the date of termination of this Agreement, unless a later date is specified in writing.

b.                   Confidential Information shall exclude any material that is (i) lawfully within the recipient’s possession prior to the date of this Agreement and not subject to duty of confidentiality; (ii) voluntarily disclosed by a third-party so long as this third-party does not breach any obligation of confidentiality with respect to such information; (iii) is generally known or revealed to the public through no act or omission of the recipient; (iv) independently developed by the recipient without use or reference to Confidential Information of the other Party; (v) is requested by any Federal, State or foreign regulatory body, court, association, self-regulatory authority or agency such as the Financial Industry Regulatory Authority; (vii) is required to be disclosed by the recipient pursuant to law, rule or regulation; or (vii) has not been specifically designated as Confidential Information in writing by the Party claiming confidentiality.

c.                   In the event that the receiving Party is requested pursuant to, or required by, applicable law, regulation or legal, regulatory or judicial process to disclose any of the Disclosing Party’s Confidential Information, the receiving Party shall, to the extent legally permissible, promptly notify the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the receiving Party shall furnish without any liability hereunder only that portion of the disclosing Party’s Confidential Information that the receiving Party determines, based on advice of counsel, is legally required and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

11.               DURATION, AMENDMENT AND TERMINATION.

a.                   This Agreement shall not take effect unless it has been approved (a) by a vote of a majority of the members of the Board, including a majority of the Board members who are not “interested persons,” as defined in the 1940 Act (“Independent Board Members”), cast in person at a meeting called for the purpose of voting on such approval and, as may be required by the 1940 Act and (b) by vote of a majority of that Fund’s outstanding voting securities. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval (as set forth above) and shall continue from year to year thereafter, provided that each such continuance is specifically approved at least annually by the vote of a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on such approval, and by the Board or, with respect to any given Fund, by a vote of a majority of such Fund’s outstanding voting securities. The foregoing requirement, that continuance of this Agreement be “specifically approved at least annually,” shall be construed in a manner consistent with the 1940 Act and the rules, regulations and exemptions thereunder; provided however, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

b.                   This Agreement may be amended in writing signed by the parties to the Agreement in a manner that is in accordance with applicable laws, rules and regulations and any exemptive relief obtained from the SEC. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Advisor, the Board of Trustees of the Trust, including a majority of the Independent Board Members or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval or a majority of the outstanding voting securities of the Fund, if required under the 1940 Act.

c.                   This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Advisor. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

d.                   Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

i.                     By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by the Advisor, in each case, upon sixty (60) days’ written notice to the Sub-Advisor;

ii.                  By the Advisor upon breach by the Sub-Advisor of any representation or warranty contained in Section 7 hereof, which shall not have been cured within twenty (20) days of the Sub-Advisor’s receipt of written notice of such breach;

iii.                  By the Advisor immediately upon written notice to the Sub-Advisor if the Sub-Advisor becomes unable to discharge its duties and obligations under this Agreement; or

iv.                  By the Sub-Advisor upon ninety (90) days’ written notice to the Advisor and the Board.

12.               NOTICE.

Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, each Party authorizes the other Party to deliver all communications by email or other electronic means.

To the Advisor at: Uncommon Investment Advisors LLC

75 Virginia Road, Suite V2

North White Plains, NY 10603

Attention: John Pileggi

Email: john@uncommon.today

To the Trust at: Ultimus Fund Services LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention: Jesse Hallee, Vice President and Sr. Managing Counsel

Email: jhallee@ultimusfundsolutions.com

To the Sub-Advisor at: Portfolio Design Advisors, Inc.

9055 East Mineral Circle, Suite 100

Centennial, CO 80112

Attention: Dean Rager

Email: dean@geneoswealth.com

With a copy to:

Attention: Wes Strode

Email: wes@axiomria.com

13.               USE OF NAME.

The Sub-Advisor hereby consents to the use of its name and the names of its affiliates in the Fund’s name, disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Advisor shall be permitted to use the names of the Advisor, the Trust or the Fund in its marketing materials provided it first receives approval of the Advisor and/or the Trust as applicable.

It is understood that the name of each Party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the Party in question and its affiliates, and that each other Party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Parties shall forthwith cease to use the names of the other Parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.               MISCELLANEOUS.

(a)                Severability. If any provision of this Agreement or the application thereof to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than these as to which it so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(b)                Entire Agreement. This Agreement constitutes the full and complete agreement of the Parties hereto with respect to the subject matter hereof.

(c)                Applicable Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the applicable laws of the State of New York shall control.

(d)                Execution by Counterpart. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Parties.

(e)                Survival After Termination. The following provisions of this Agreement shall survive the expiration or termination of this Agreement: Section 7 (but only for the period set forth therein), Sections 9 (b), (c) and (e), Section 10 (but only for the period set forth therein) and Section 13.

(f)                 Titles. Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(g)                Not Binding Upon Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this Agreement is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

(h)                Meaning of Terms. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “in-person meeting,” “investment adviser,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. All references to the 1933 Act, 1934 Act or 1940 Act shall be deemed to incorporate any rules, regulations, SEC interpretations or orders thereunder. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, interpretation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

Portfolio Design Advisors. Inc.		Uncommon Investment Advisors LLC

By:	/s/ Dean Rager	By:	/s/ John Pileggi
Name:	Dean Rager	Name:	John Pileggi
Title:	President	Title:	President

Schedule A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

between

Uncommon Investment Advisors LLC

and

Portfolio Design Advisors, Inc.

Dated: [December 18, 2020]

Pursuant to Section 1 of this Agreement, Advisor appoints Sub-Advisor to provide the services set out in the Agreement to the Fund(s) listed below at the compensation set forth in Schedule B.

Fund	Investment Advisory Fee
Uncommon Portfolio Design Core Equity Fund	0.65%

Schedule B

To the

INVESTMENT SUB-ADVISORY AGREEMENT

Between

Uncommon Investment Advisors LLC

and

Portfolio Design Advisors, Inc.

Dated December 18, 2020

Sub-Investment Advisory Fees

Pursuant to Section 4 of this Agreement, Advisor shall pay to the Sub-Advisor as compensation for services rendered pursuant by the Sub-Advisor (the “Sub-Investment Advisory Fee”) as follows:

1.	Sub-Investment Advisory Fee.

(a)	Sub-Investment Advisory Fee.

Fee Schedule. Sub-Adviser shall be compensated as follows:

(i)	“Axiom Assets”. “Axiom Assets” are assets of clients on the Axiom Platform. The Sub-Investment Advisory Fee shall be equal to thirty-five basis points (0.35%) per annum of Axiom Assets.
(ii)	“Advisor Assets”. With respect to assets directed into the Fund by Uncommon Giving Corporation, Uncommon Investment Advisors, and Uncommon Charitable Impact, Inc. and their affiliates, (“Advisor’s Assets”) the Sub-Investment Advisory Fee shall be equal to 25% of the Net Profits (hereinafter defined) received by the Adviser from the Fund.

(iii)	“Other Fund Assets”. With respect to all of the Fund’s other net assets that are not Axiom Assets or Adviser Assets (“Other Fund Assets”), the Sub-Investment Advisory Fee shall be equal to 50% of the Net Profits (hereinafter defined) received by the Adviser from the Fund.

(b)	Calculation. The Investment Advisory Fee shall be calculated by the Fund’s accounting agent and shall be accrued daily and calculated by applying the daily rate of the Investment Advisory Fee annual percentage rate, as specified in the Schedule A to this Agreement, to each of the average daily net Client Assets and Other Fund Assets. The value of the net Fund Assets shall be computed in the manner specified in the Prospectus and the Trust’s governing instruments. Absent manifest error, the calculation of the average daily net Client Asset, Other Fund Assets, Investment Advisory Fee and Sub-Investment Advisory Fee as calculated by the Fund’s accounting agent shall be conclusive. For the avoidance of confusion see Schedule B-1 attached hereto as an example of the calculation.

(c)	Payment. Payment of the Sub-Investment Advisory Fee shall be made as follows:

(i) the payment of Sub-Investment Advisory Fee on Client Assets and Other Fund Assets shall be paid on a monthly basis within ten (10) business days following the Advisor’s receipt of the Investment Advisory Fee (as defined below).

(ii) Each payment shall be accompanied by an accounting containing the Client Assets, Other Client Assets, gross Investment Advisory Fee on which the amount of such payments were based and with respect to Sub-Investment Advisory Fee paid on Other Fund Assets, in reasonable detail, the Fund Operating Expenses (as defined below) deducted therefrom. For the avoidance of confusion, it is understood and agreed that payment of the Sub-Investment Advisory Fee on Other Fund Assets is contingent on Advisor receiving the Investment Advisory Fee from the Fund.

2.	Definitions. For purposes hereof the following terms shall have the following meaning:
(a)	“Investment Advisory Fee” means the investment advisory fee payable by the Fund as set forth in Schedule A hereto and the in Fund’s then-current prospectus. In the event of any discrepancy between Schedule A and the Investment Advisory Fee stated in the Fund’s then-current prospectus, the Investment Advisory Fee stated in the Fund’s then-current prospectus shall control and serve as the basis for computing Net Profit. The Parties understand that for competitive reasons, the Advisor may, in its sole discretion, from time to time voluntarily reduce the Investment Advisory Fee payable by the Fund which will affect Net Profit.

(b)	“Net Profit”. The Fund has a “unitary fee” structure. As stated in the Fund’s prospectus and statement of additional information, from the Investment Advisory Fee the Advisor receives from the Fund, in addition to the fees of any sub-investment advisor(s) the Advisor pays the costs of transfer agency, custody, fund administration, distribution and all routine services necessary for the Fund to operate except brokerage costs, interest on borrowings, costs related to securities lending, taxes and extraordinary expenses of the Fund (“Fund Operating Expenses”). Net Profit means, for any Sub-Investment Advisory Fee calculation period, (A) the total Investment Advisory Fee received by the Adviser from the Fund on Other Client Assets during that period, less (B) without limitation, the proportional cumulative Fund Operating Expenses accrued, incurred or paid by the Advisor during that period in relation to the Fund, as well as other expenses directly related to the operations, sales and marketing of the Fund For avoidance of doubt, Fund Operating Expenses do not include the fee paid to the Sub-Advisor on Other Client Assets.

(c)	“Excess Fund Expenses” means the excess of Fund Operating Expenses allocable to Other Client Assets over the Investment Advisory Fee.

3.	Responsibility for Excess Fund Expenses. The Advisor, and not the Sub-Advisor, shall be solely responsible for any Excess Fund Expenses

Schedule B-1

To the

INVESTMENT SUB-ADVISORY AGREEMENT

Between

Uncommon Investment Advisors LLC

and

Portfolio Design Advisors, Inc.

Dated December 18, 2020

Sub-Investment Advisory Fees

All values annualized

TNA = Total Net Assets

TE = Total Fund Expenses excluding Advisory and Sub-Investment Advisory Fees

NP = Net Profits

SAF – Sub-Advisory Fee

AX = Axiom Assets = .35% SAF on AX

AA = Advisor Assets = SAF of 25% of NP

OFA = Other Fund Assets = SAF of 50% of NP

Example: The example below assumes that

TNA are $100,000,000, AX and AA are each $25,000,000, OFA is $50,000,000 and TE are $250,000

Investment Advisory Fee Rate	0.65%
TNA	$100,000,000
Total fees Advisory Fees	$650,000
TE ex Advisory /Sub-advisory Fees	$250,000
Funds available for Advisor and Sub-Advisor	$400,000
Funds basis points for Advisor and Sub-Advisor	0.40%

Let's assume the following split in assets:
Axiom Assets (AX)	$ 25,000,000	25%
Advisor Assets (AA)	$ 25,000,000	25%
Other Fund Assets (OFA)	$ 50,000,000	50%

Assets from Axiom Platform (AX)	$ 25,000,000
Fixed basis points	0.35%
Fee to PDA from Axiom platform	$ 87,500.00
Fee to UGIV from Axiom platform	$ 12,500.00	0.05%
	$ 100,000.00

Advisor Assets (AA)	$ 25,000,000
Split 75% to UGIV/25% to PDA
PDA portion	$ 25,000.00	25%
UGIV portion	$ 75,000	75%
	$ 100,000.00

Other Fund Assets	$ 50,000,000
PDA portion	$ 100,000
UGIV portion	$ 100,000
	$ 200,000

Total to PDA	$ 212,500.00
Total to UGIV	$ 187,500.00
	$ 400,000.00